Exhibit 99.1

Volcon Implements Comprehensive Program To Improve Profitability and Cash Flow

AUSTIN, TX (August 25, 2022) - Volcon Inc. (NASDAQ: VLCN) (“Volcon” or the “Company”), the first all-electric, off-road powersports company, announced today a comprehensive program and manufacturing transition aimed at efforts to improve profitability and cash flow.

To improve cash flow and profitability over the immediate and near term, Volcon will close its manufacturing operations in Round Rock, Texas, merging its logistics and storage operations into a single location, reducing storage and fulfillment costs. To improve product margins, the Company has entered into a contract manufacturing agreement with GLV Ventures (GLV), an established automotive supplier and manufacturer. GLV Ventures and its partner companies have been providing sound automotive solutions, superior product development and advanced manufacturing in a timely, cost-effective manner for over 25 years. GLV will produce the Volcon Grunt in both current and future models, as well as the Volcon Stag, the class leading all electric UTV launched by Volcon in July, 2022.

The Company expects these actions will improve overall gross margin on a product by product level by reducing materials, labor and overhead costs, reduce operating expenses due to lower headcount and facilities cost, all of which are expected to improve cash retention. The Company is also seeking to reduce its reliance on parts and components sourced from China, and will look to consolidate its supply chain to countries friendly to US manufacturers, especially those located in North America.

“The manufacturing, supply chain, and logistics environment in which small and emerging companies are participating is changing at a rapid pace. Socio-economic and geo-political landscapes are much different now than they were two to three years ago,” said Jordan Davis, Chief Executive Officer of Volcon. “For the past few quarters, our leadership team has been re-evaluating our costs across the entire organization to ensure we are appropriately structured to achieve profitability in order to set ourselves up for long-term success. While we’ve been able to successfully navigate supply chain and logistical issues to date, we believe the best course of action for our profitability and cash retention is to leverage the scale of third party manufacturers. We believe that eliminating our reliance on Chinese components to the greatest extent possible, will improve our payment terms and cash outlay for parts and components that can be sourced closer to home. While we understand this transition will take time to execute, and that some products will require sourcing from southeast Asia for the time being, we believe that this cost-reduction plan stands as the best course of action to reach profitability as quickly as possible for our business and for our shareholders. As part of this program, we’ve made the difficult decision to reduce the size of the Volcon team. This was a very difficult decision as we recognize that we are losing quality teammates. We thank them for their dedication to building a great product as we could not have brought the Grunt to market without them.”

To improve competitiveness and profitability in the immediate and near term, Volcon plans to look at additional opportunities to utilize third party manufacturers that have robust infrastructure, established supply bases that enable a lower cost structure, high utilization of overhead, and greater purchasing power. The Company believes these types of relationships will enable it to launch products at an accelerated pace that the Company believes will improve profitability in the near term.

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About Volcon, Inc

Volcon Inc. is the first all-electric powersports company producing high-quality off-road vehicles. Based in Round Rock, Texas, Volcon joins many major electric vehicle companies located near Austin, Texas, an area that is poised to become the electric vehicle capital of the world.

Volcon was founded with the mission to enhance the outdoor experience while reducing the industry’s environmental footprint so that adventurers and workers alike can enjoy the outdoors and preserve it for generations to come. Volcon produces all-electric, off-road vehicles designed to elevate the adventure experience and help people get things done at work and on the home front.

Volcon's first product, the innovative Grunt, combines a fat tire physique with high-torque electric power and a near-silent drive train which started shipping in September of 2021. Future two wheel models may include the Runt, which is a youth-sized version of the groundbreaking Grunt, and an eBike, the Brat. The Stag and Project X are expected to be Volcon's venture into the rapidly expanding world of UTVs and are expected in future years as the company continues to expand.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q filed with the SEC, which are available on the SEC’s website, www.sec.gov.

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